Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72377, 333-105718, and 333-126601 on Form S-8 of our reports dated February 29, 2008, relating to the financial statements and financial statement schedule of Knight Transportation, Inc. and subsidiaries (which express unqualified opinions and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective method in 2006, and  the adoption of  the provisions of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007), and the effectiveness of Knight Transportation, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Knight Transportation, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

February 29, 2008

Phoenix, Arizona

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